Exhibit 99.01

414 Nicollet Mall
Minneapolis, MN 55401

January 30, 2008

INVESTOR RELATIONS EARNINGS RELEASE

2007 YEAR END SUMMARY

•                  GAAP (generally accepted accounting principles) earnings were $577 million, or $1.35 per diluted share, compared to $572 million, or $1.36 per diluted share in 2006.

•                  Ongoing diluted earnings per share were $1.43 compared with $1.30 per share in 2006 and exceeded the company’s ongoing earnings guidance range of $1.38 to $1.42 per share.

•                  Company reaffirms 2008 earnings from continuing operations guidance of $1.45 to $1.55 diluted earnings per share.

MINNEAPOLIS — Xcel Energy Inc. (NYSE: XEL) today reported 2007 GAAP earnings of $577 million, or $1.35, per diluted share, compared to $572 million, or $1.36 per diluted share in 2006. Ongoing earnings, adjusted for certain non-recurring items, were $1.43 per diluted share compared to $1.30 in 2006.

Higher 2007 ongoing earnings primarily were attributed to higher electric and gas margins, reflecting various rate increases, weather-normalized retail sales growth, higher rider recovery, and the impact of favorable temperatures, which also increased sales.  Partially offsetting these positive factors were higher O&M expense, increased interest expense and a higher effective tax rate.

“We had a very successful year in 2007,” said Richard C. Kelly, chairman, president and chief executive officer.  “We delivered strong financial results, completed the upgrade of the Allen S. King plant in Minnesota, resolved our COLI dispute with the IRS, moved forward on our Grand Meadow wind farm in Minnesota and completed several rate cases with constructive outcomes.  In addition, we filed critical resource plans in Colorado and Minnesota that, if approved, will help to meet increasing customer demands for electricity, while reducing carbon emissions.  At this time, we are also reaffirming our earnings from continuing operations guidance for 2008 with the range of $1.45 to $1.55 per share.”

Earnings Adjusted for Certain Non-recurring Items (Ongoing Earnings-Note 7)

During 2007, Xcel Energy entered into a settlement agreement with the IRS related to a dispute associated with its Corporate Owned Life Insurance program (COLI).  Excluding this settlement, along with the earnings associated with this insurance program, Xcel Energy’s ongoing 2007 earnings were $612 million, or $1.43 per share, compared with 2006 ongoing earnings of $548 million or $1.30 per share.  The following table provides a reconciliation of GAAP earnings per share to ongoing earnings per share for 2007 and 2006.

	Twelve months ended Dec. 31,
Diluted earnings (loss) per share	2007	2006
Ongoing earnings per share	$1.43	$1.30
PSR Investments, Inc. (PSRI) earnings	0.05	0.05
Interest, penalties and tax related to the IRS COLI settlement	(0.13)	—
Earnings per share — continuing operations	1.35	1.35
Income from discontinued operations	—	0.01
GAAP earnings per share	$1.35	$1.36

At 9 a.m. CT today, Xcel Energy will host a conference call to review financial results.  To participate in the call, please dial in five to ten minutes prior to start and follow the operator’s instructions.

US Dial-In:

(800) 240-6709

International Dial-In:	(303) 262-2190

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 11 a.m. CDT on January 30 through 11:59 p.m. CDT on February 1.

Replay Numbers

US Dial-In:

(800) 405-2236

International Dial-In:	(303) 590-3000
Access Code:	11103807

Except for the historical statements contained in this release, the matters discussed herein, including our 2008 full year earnings per share (EPS) guidance and assumptions, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2006.

For more information, contact:

Paul Johnson, Managing Director, Investor Relations	(612) 215-4535
Jack Nielsen, Director, Investor Relations	(612) 215-4559
Cindy Hoffman, Senior Investor Relations Analyst	(612) 215-4536

For news media inquiries only, please call Xcel Energy media relations	(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any

sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of Dollars, Except Per Share Data)

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2007	2006	2007	2006
Operating revenues:
Electric utility	$1,912,961	$1,815,731	$7,847,992	$7,608,018
Natural gas utility	669,281	636,576	2,111,732	2,155,999
Nonregulated and other	20,977	14,429	74,446	76,287
Total operating revenues	2,603,219	2,466,736	10,034,170	9,840,304

Operating expenses:
Electric fuel and purchased power — utility	1,023,680	996,251	4,136,994	4,103,055
Cost of natural gas sold and transported — utility	498,021	488,674	1,547,622	1,644,716
Cost of sales — nonregulated and other	10,191	7,626	24,370	24,388
Other operating and maintenance expenses — utility	501,324	453,874	1,843,408	1,743,457
Other operating and maintenance expenses — nonregulated	6,373	9,599	25,807	30,069
Depreciation and amortization	207,403	206,916	827,173	821,898
Taxes (other than income taxes)	67,286	74,314	277,723	295,727
Total operating expenses	2,314,278	2,237,254	8,683,097	8,663,310

Operating income	288,941	229,482	1,351,073	1,176,994

Interest and other income, net of nonoperating expenses	7,778	1,399	10,948	4,085
Allowance for funds used during construction — equity	11,913	8,294	37,207	25,045

Interest charges and financing costs:
Interest charges — (includes other financing costs of $4,891, $5,417, $21,410 and $24,187, respectively)	129,610	126,595	520,037	486,967
Interest and penalties related to COLI settlement	—	—	43,401	—
Allowance for funds used during construction — debt	(10,464)	(8,690)	(34,593)	(30,935)
Total interest charges and financing costs	119,146	117,905	528,845	456,032

Income from continuing operations before income taxes	189,486	121,270	870,383	750,092
Income taxes	54,517	24,512	294,484	181,411
Income from continuing operations	134,969	96,758	575,899	568,681
Income (loss) from discontinued operations, net of tax	(927)	960	1,449	3,073
Net income	134,042	97,718	577,348	571,754
Dividend requirements on preferred stock	1,060	1,060	4,241	4,241
Earnings available for common shareholders	$132,982	$96,658	$573,107	$567,513

Weighted average common shares outstanding (in thousands):
Basic	423,806	407,037	416,139	405,689
Diluted	434,009	431,156	433,131	429,605
Earnings per share — basic:
Income from continuing operations	$0.31	$0.24	$1.38	$1.39
Income from discontinued operations	—	—	—	0.01
Total	$0.31	$0.24	$1.38	$1.40
Earnings per share — diluted:
Income from continuing operations	$0.31	$0.23	$1.35	$1.35
Income from discontinued operations	—	—	—	0.01
Total	$0.31	$0.23	$1.35	$1.36

Cash dividends declared per common share	$0.23	$0.22	$0.91	$0.88

 XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the diluted earnings per share contributions of Xcel Energy’s businesses.

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
Diluted earnings (loss) per share	2007	2006	2007	2006
Regulated utility — continuing operations (Note 2)	$0.33	$0.26	$1.55	$1.36
Holding company and other costs	(0.03)	(0.04)	(0.12)	(0.06)
Earnings per share — ongoing operations	0.30	0.22	1.43	1.30
PSRI/COLI IRS settlement (Note 3)	0.01	0.01	(0.08)	0.05
Earnings per share — continuing operations	0.31	0.23	1.35	1.35
Income from discontinued operations	—	—	—	0.01
Total earnings per share	$0.31	$0.23	$1.35	$1.36

The higher holding company and other costs in 2007 are primarily attributable to higher financing costs.  In addition, holding company and other costs were lower as a result of certain tax benefits recognized in 2006.

The following table summarizes significant components contributing to the changes in the fourth quarter and 2007 diluted earnings per share compared with the same period in 2006, which are discussed in more detail later in this release.

	Three months ended Dec. 31,	Twelve months ended Dec. 31,
2006 ongoing earnings per share	$0.22	$1.30

Components of change — 2007 vs. 2006
Higher base electric utility margins	0.10	0.31
Lower short-term wholesale and commodity trading margins	(0.01)	(0.02)
Higher utility operating and maintenance expense	(0.07)	(0.14)
Higher natural gas margins	0.03	0.08
Higher depreciation and amortization expense	—	(0.01)
Higher financing costs	—	(0.04)
Other, including income taxes	0.03	(0.05)
2007 ongoing earnings per share	0.30	1.43

PSRI earnings	0.01	0.05
PSRI/COLI IRS settlement - 2007	—	(0.13)
2007 earnings per share — continuing operations	0.31	1.35

Earnings per share — discontinued operations - 2006	—	0.01
Changes in earnings per share — discontinued operations	—	(0.01)

2007 earnings per share	$0.31	$1.35

Note 2.  Regulated Utility Results — Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings — The following table summarizes the estimated impact of temperature variations on utility earnings per share included in continuing operations, compared with sales under normal weather conditions and compared to the prior period.

	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2007 vs. Normal	2006 vs. Normal	2007 vs. 2006	2007 vs. Normal	2006 vs. Normal	2007 vs. 2006
Retail electric	$0.00	$(0.01)	$0.01	$0.06	$0.04	$0.02
Firm natural gas	0.00	0.00	0.00	0.00	(0.02)	0.02
Total	$0.00	$(0.01)	$0.01	$0.06	$0.02	$0.04

Sales Growth — The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three- and 12-month periods ended Dec. 31, 2007, compared with the same periods in 2006.

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	Actual	Normalized	Actual	Normalized
Electric residential	4.5%	2.3%	3.0%	1.9%
Electric commercial and industrial	1.3	0.9	1.8	1.7
Total retail electric sales	2.2	1.3	2.0	1.7
Firm natural gas sales	7.5	2.8	8.6	0.8

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins — The following table details the revenues and margin for base electric utility, short-term wholesale and commodity trading activities that are included in continuing operations:

(Millions of dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
Three months ended Dec. 31, 2007
Electric utility revenues (excluding commodity trading)	$1,866	$43	$—	$1,909
Electric fuel and purchased power-utility	(984)	(40)	—	(1,024)
Commodity trading revenues	—	—	62	62
Commodity trading expenses	—	—	(58)	(58)
Gross margin before operating expenses	$882	$3	$4	$889
Margin as a percentage of revenues	47.3%	7.0%	6.5%	45.1%

Three months ended Dec. 31, 2006
Electric utility revenues (excluding commodity trading)	$1,743	$67	$—	$1,810
Electric fuel and purchased power-utility	(934)	(62)	—	(996)
Commodity trading revenues	—	—	90	90
Commodity trading expenses	—	—	(84)	(84)
Gross margin before operating expenses	$809	$5	$6	$820
Margin as a percentage of revenues	46.4%	7.5%	6.7%	43.2%

(Millions of dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
Twelve months ended Dec. 31, 2007
Electric utility revenues (excluding commodity trading)	$7,611	$227	$—	$7,838
Electric fuel and purchased power-utility	(3,930)	(207)	—	(4,137)
Commodity trading revenues	—	—	289	289
Commodity trading expenses	—	—	(279)	(279)
Gross margin before operating expenses	$3,681	$20	$10	$3,711
Margin as a percentage of revenues	48.4%	8.8%	3.5%	45.7%

Twelve months ended Dec. 31, 2006
Electric utility revenues (excluding commodity trading)	$7,387	$201	$—	$7,588
Electric fuel and purchased power-utility	(3,925)	(178)	—	(4,103)
Commodity trading revenues	—	—	610	610
Commodity trading expenses	—	—	(590)	(590)
Gross margin before operating expenses	$3,462	$23	$20	$3,505
Margin as a percentage of revenues	46.9%	11.4%	3.3%	42.8%

Note — The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain margins.

Base Electric Utility Margin

(Millions of dollars)	Three months ended Dec. 31, 2007 vs. 2006	Twelve months ended Dec. 31, 2007 vs. 2006
Public Service Company of Colorado (PSCo) electric retail rate increase	$27	$112
Southwestern Public Service Company (SPS) regulatory settlements, including fuel cost recovery	10	1
Estimated impact of weather	8	16
Retail sales growth (excluding weather impact)	7	49
Metropolitan Emissions Reduction Project (MERP) rider	7	29
Transmission revenue/net of expense	8	15
Miscellaneous revenue (partially offset in O&M)	3	18
Conservation and non-fuel riders (partially offset in O&M)	2	13
Firm wholesale	—	11
Purchased capacity costs	(9)	(27)
NSP-Wisconsin fuel cost recovery	—	(14)
Other, including sales mix and other fuel recovery	10	(4)
Total increase in base electric utility margin	$73	$219

The increase in base electric margin for both the quarter and the year was mainly due to PSCO electric rate increase, the impact of favorable temperatures and weather normalized retail sales growth.  These items were partially offset by purchased power costs, NSP-Wisconsin fuel cost recovery and other items.

Natural Gas Utility Margins — The following table details the changes in natural gas utility revenues and margin. The cost of natural gas tends to vary with changing sales requirements and the unit cost of natural gas purchases. However, due to purchased natural gas cost recovery mechanisms for sales to retail customers, fluctuations in the cost of natural gas has little effect on natural gas margin.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(Millions of dollars)	2007	2006	2007	2006
Natural gas utility revenues	$669	$637	$2,112	$2,156
Cost of natural gas sold and transported	(498)	(489)	(1,548)	(1,645)
Natural gas utility margin	$171	$148	$564	$511

The following table summarizes the components of the changes in natural gas margin for the three and 12 months ended Dec. 31:

Natural Gas Margin

(Millions of dollars)	Three months ended Dec. 31, 2007 vs. 2006	Twelve months ended Dec. 31, 2007 vs. 2006
Base rate changes — Minnesota, North Dakota, Colorado	$10	$21
Estimated impact of weather	4	16
Sales growth - excluding weather impact	2	2
Transportation	2	6
Service and facility fees revenue	(1)	4
Other, including late payment fees and other miscellaneous revenue	6	4
Total increase in natural gas margin	$23	$53

Other Operating and Maintenance Expenses (O&M expenses) — Utility — O&M expenses for the fourth quarter of 2007 increased by approximately $47 million, or 10.5 percent, compared with 2006.  O&M expenses for 2007 increased $100 million, or 5.7 percent, compared with 2006. For more information see the following table:

(Millions of dollars)	Three months ended Dec. 31, 2007 vs. 2006	Twelve months ended Dec. 31, 2007 vs. 2006
Recording of private fuel storage regulatory asset in 2006	$17	$17
Higher combustion/hydro plant costs	15	33
Higher nuclear plant operation costs	9	19
Lower employee benefit costs	(11)	(32)
Lower gain/losses on sale or disposal of assets, net	10	10
Lower uncollectible receivable costs	(10)	(1)
Lower nuclear plant outage costs	(14)	(10)
Higher labor costs	6	16
Higher contractor costs	5	10
Higher conservation incentive programs (offset in electric margins)	4	13
Higher donations, including low income contributions (offset in revenue)	3	10
Higher material costs	1	5
Other, including licenses and permits	12	10
Total increase in other operating and maintenance expenses-utility	$47	$100

The increase in O&M expenses for both the quarter and the year was largely driven by recording a $17 million regulatory asset for private nuclear fuel storage costs which had been previously expensed and higher net gains on sales of assets in 2006.  Also, higher combustion/hydro and nuclear plant costs increased the current quarter and year-end O&M expense.  Offsetting these increases in O&M expenses were lower performance based incentive plan expense as well as lower healthcare expense due, in part, to claims experience were the primary factors contributing to the lower employee benefit costs.  Also partially offsetting the increased O&M expenses were lower nuclear plant outage costs, due to two refueling outages in 2006 versus only one outage in 2007.

Depreciation and Amortization — Depreciation and amortization expense was relatively flat for the fourth quarter, and increased by approximately $5 million, or 0.6 percent, for 2007, when compared to 2006.  Depreciation increased due to capital additions and was largely offset by the Minnesota Public Utilities Commission (MPUC) approval of NSP-Minnesota’s remaining lives depreciation filing, which lengthened the life of the Monticello nuclear plant by 20 years, as well as certain other smaller plant life adjustments and adjustments to depreciable lives from the Texas rate case settlement.  Both of these decisions were effective Jan. 1, 2007, and in total reduced depreciation expense by $45 million for the year.

Income taxes — Income taxes for continuing operations increased by $30 million for the fourth quarter of 2007, compared with 2006.  The increase in income tax expense was primarily due to an increase in pretax income. The effective tax rate for continuing operations was 28.8 percent for the fourth quarter of 2007, compared with 20.2 percent for the same period in 2006.  The higher effective tax rate for fourth quarter 2007 was primarily due the discontinuation of COLI benefits as of Oct. 31, 2007.  Excluding these benefits from fourth quarter 2006, the effective tax rate for that period would have been 28.7 percent.

Income taxes for continuing operations increased by $113 million for 2007, compared with 2006.  The increase in income tax expense was due to an increase in pretax income (excluding COLI) and $16.1 million of tax expense related to the COLI settlement in 2007.  In addition, in 2006 we recognized $29.9 million of tax benefits from the reversal of a regulatory reserve and realized capital loss carry forwards.  The effective tax rate for 2007 was 33.8 percent, compared with 24.2 percent for the same period in 2006.  The higher effective tax rate for 2007 was primarily due to the COLI settlement and the lower effective tax rate for 2006 was primarily due to the recognition of a tax benefit relating to the reversal of a regulatory reserve and realized capital loss carry forwards.  Without these charges and benefits, the effective tax rate for 2007 and 2006 would have been 30.3 percent and 28.2 percent, respectively.

Note 3.  IRS COLI Settlement

As previously disclosed, Xcel Energy and the U.S. government settled an ongoing dispute regarding PSCo’s right to deduct interest expense on policy loans related to its COLI program that insured lives of certain PSCo employees.  These COLI policies were owned and managed by PSRI, a wholly owned subsidiary of PSCo.  The total exposure for the tax years in dispute through 2007 was approximately $583 million, which includes income tax, interest and potential penalties.  In September 2007, Xcel Energy and the United States finalized a settlement, which terminated the tax litigation pending between the parties.  As a result of the settlement, the lawsuit filed by Xcel Energy in the United States District Court has been dismissed and the Tax Court proceedings are in the process of being dismissed.

Terms of the Final Settlement

The financial terms of the final and accepted settlement are as follows:

•                  Xcel Energy paid the government a total of $64.4 million in full settlement of the government’s claims for tax, penalty, and interest for tax years 1993-2007.  Xcel Energy paid the settlement as follows:

•   $32.2 million was satisfied by tax and interest amounts that Xcel Energy had previously paid.

•   $32.2 million was paid by Xcel Energy on Oct. 31, 2007.

•                  The recognition of this settlement resulted in total expense of $59.5 million, including federal and state tax, interest on the federal and state tax liabilities, penalties, and tax benefits on the interest expense for the nine months ended Sept. 30, 2007.  The expense of $59.5 million includes $43.4 million of interest and penalties and income tax of $16.1 million (net of tax benefit on the interest expense of $14.3 million).

•                  Xcel Energy surrendered the policies to its insurer on Oct. 31, 2007, without recognizing a taxable gain.

The financial impact of the COLI settlement on PSRI is detailed in the table below:

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2007	2006	2007	2006
Earnings per share — diluted:
PSRI earnings	$0.01	$0.01	$0.05	$0.05
Interest, penalties and tax related to the IRS COLI settlement	—	—	(0.13)	—
PSRI/COLI IRS settlement	$0.01	$0.01	$(0.08)	$0.05

Note 4.  Xcel Energy Capital Structure and Financing

Following is the preliminary capital structure of Xcel Energy at Dec. 31, 2007:

(Billions of dollars)	Balance at Dec. 31, 2007	Percentage of Total Capitalization
Current portion of long-term debt	$0.6	4%
Short-term debt	1.1	8
Long-term debt	6.4	44
Total debt	8.1	56

Preferred equity	0.1	1
Common equity	6.3	43
Total equity	6.4	44

Total capitalization	$14.5	100%

During January 2008, Xcel Energy issued $400 million of retail hybrid securities with an interest coupon of 7.6 percent (debt securities with a 60-year final term that receive partial equity credit from the rating agencies when developing credit ratings of issuers) to fund equity investments in one or more of our utility subsidiaries of up to $150 million that will be used to repay short-term debt of the subsidiary.  We intend to use the remaining net proceeds from the sale of the notes to repay commercial paper.

During 2008, Xcel Energy plans to issue debt securities at several of its operating companies to refinance retiring maturities, reduce short-term debt, fund construction programs and for other general purposes. Current debt financing plans include the following:

•      Issuing between $400-$500 million of first mortgage bonds at NSP-Minnesota

•      Issuing up to $250 million of first mortgage bonds at NSP-Wisconsin

•      Issuing between $500-$600 million of first mortgage bonds at PSCo

These financing plans are subject to change, depending on capital expenditures, internal cash generation, market conditions and other factors.

Note 5.  Rates and Regulation

NSP — Wisconsin Electric and Gas Rate Case Filing — On June 1, 2007, NSP-Wisconsin filed a request with the Public Service Commission of Wisconsin (PSCW) to increase retail electric rates by $67.4 million and retail natural gas rates by $5.3 million.  The request assumed a common equity ratio of 53.86 percent and a return on equity (ROE) of 11.00 percent and combined electric and natural gas rate base of approximately $640 million.

In December 2007, the PSCW approved the following:

•                  An electric rate increase of approximately $39.4 million (8.1 percent) and a natural gas rate increase of $5.3 million (3.3 percent), based on a 10.75 percent ROE and a common equity ratio of 52.5 percent.

•                  Allowed for a limited reopener for NSP-Wisconsin to propose recovery of production and transmission plant investment and associated operations and maintenance expenses as well as fuel costs for 2009.

New rates went into effect on Jan. 9, 2008.

NSP — North Dakota Electric Rate Case Filing — On Dec. 7, 2007, NSP-Minnesota filed with the North Dakota Public Service Commission (NDPSC), a request to increase electric rates by $20.5 million, representing an overall increase of 14 percent.  The request is based on a common equity ratio of 51.77 percent, a ROE of 11.5 percent and a jurisdictional rate base of approximately $242 million.   Interim rates of $17.2 million are requested to become effective on Feb. 5, 2008.  Final rates are expected to be effective in the fall of 2008.  NSP-MN and the ND Staff reached a stipulation in the North Dakota electric rate case in which both parties recommended an ROE of 10.75 percent, with a sharing mechanism for earnings above 10.75 percent.  This stipulation is subject to approval by the ND commission.

New Mexico Electric Rate Case — On July 30, 2007, SPS filed with the New Mexico Public Regulation Commission (NMPRC) requesting a New Mexico retail electric general rate increase of $17.3 million annually, or a 6.6 percent increase.  The rate filing is based on a 2006 calendar year adjusted for known and measurable changes and includes a requested ROE of 11.00 percent, an electric rate base of approximately $307.3 million and an equity ratio of 51.2 percent.  The current procedural schedule is as follows:

•      Intervenor testimony is due March 3, 2008.

•      Hearings are scheduled for April 2008.

•      The hearing examiner is requested to issue a recommendation by June 30, 2008.

•      A decision on the request is expected in the third quarter of 2008.

•      Final rates are expected to be implemented by Aug. 29, 2008.

New Mexico Fuel Continuation — In December 2007, SPS filed an uncontested settlement agreement with the New Mexico Commission Staff, Occidental Permian Ltd., and the New Mexico Industrial Energy Consumers to settle our New Mexico Fuel Continuation case.  The settlement requires the approval of the NMPRC.

•                  The settlement resolves all issues in the fuel continuation proceeding for total consideration of $15 million.

•                  The settlement also resolves certain affiliate transactions raised by the parties and provides for greater certainty surrounding future fuel cost assignment.

•                  Under the terms of the settlement, SPS anticipates additional fuel cost disallowances in 2008 and 2009 of approximately $2 million per year.  It does not anticipate any future disallowances beyond this period.

•                  Finally, the settlement provides for SPS to continue its use of the FPPCAC subject to additional reporting provisions.

•                  This settlement resolves all the issues in New Mexico surrounding SPS’ wholesale sales and it establishes a framework of acceptable wholesale sales thresholds going forward.

•                  It also resolves the other contested issues associated with purchased capacity cost recovery, sulfur dioxide allowance treatment and affiliate transactions.

SPS Federal Energy Regulatory Commission (FERC) Settlement — In December 2007, SPS filed a settlement agreement with Golden Spread and Occidental Permian Ltd. and Occidental Power Marketing, L.P. with the FERC.   This settlement resolves Golden Spread’s complaint against SPS over base rates and fuel costs (including incremental fuel cost assignment to certain wholesale sales), our subsequent production rate case, and our dispute over the amount of firm power commitment required under the current contract with Golden Spread. One issue will remain to be litigated - whether to allocate costs and design rates for wholesale customers on a basis of 12 coincident peaks or three coincident peaks - an issue that affects the relative rates of some wholesale customers and other customers.  If approved, the settlement will result in a seven-year extension (through May 2019) of our power sales to Golden Spread at levels that ramp down from 500 megawatts (MW) in the first three years to 200 MW in the last two years.   The settlement requires Texas and New Mexico state approvals of the extended power sale at system average costs.

Note 6.  Resource Plan Filings

Colorado Resource Plan — In November 2007, PSCo filed its resource plan.  Based on the plan, PSCo would:

•                  Reduce CO2 emissions by at least 10 percent by 2017, (from 2005 levels) and put PSCo on a path to reduce CO2 emissions by up to 20 percent by 2020.

•                  Increase wind power resources by 800 MW by 2015.  PSCo would then have a total of approximately 1,900 MW of wind power resources.

•                  Acquire approximately 25 MW from a central solar facility, with plans to bring in a plant of up to 200 MW as technology develops.

•                  Pursue an additional 29 MW of on-site, customer-owned solar installations.

•                  Increase customer efficiency and conservation programs with plans to double the current capacity of its programs to 694 MW, while tripling the amount of annual energy sales reductions to approximately 2,350 gigawatt-hours, by 2020.

•                  Replace the output of four coal-burning units (at two power plants) with a highly efficient, natural gas generating facility, reducing carbon dioxide emissions by 1.4 million tons each year. The plants, Arapahoe and Cameo, to be replaced total 229 MW of generation.

Minnesota Resource Plan — In December 2007, NSP-Minnesota filed its Resource Plan.  Based on the plan, NSP-Minnesota would:

•                  Reduce carbon dioxide emissions by 22 percent (from 2005 levels) by 2020.

•                  Forecast electricity demand increasing 1 percent annually, even as NSP-Minnesota works to achieve annual energy savings of up to 1.5 percent of retail electricity sales as required in state law.

•                  Add approximately 2,600 MW of new wind generation by 2020, in addition to the 1,300 MW of wind generation planned to be on line by the end of 2008.

•                  Seek license renewals for Prairie Island's two units through 2033 and 2034, respectively, and expand capacity at Prairie Island by 160 MW and Monticello by 71 MW.

•                  Request approval to make environmental upgrades at Sherco, while expanding capacity by 80 MW. The environmental upgrades would result in a significant reduction in overall sulfur dioxide, nitrogen oxide and mercury emissions from the facility.

•                  Negotiate and seek approval of purchases from Manitoba Hydro for 375 MW of intermediate and 350 MW of peaking resources beginning in 2015.

•                  Add approximately 2,300 MW of new natural gas-fired generation to compliment wind resources.

Note 7.  Non-GAAP Reconciliation

The following table provides a reconciliation of GAAP earnings to ongoing earnings:

	Twelve months ended Dec. 31,
	2007	2006
(Thousands of dollars)
Ongoing earnings	$612,012	$548,208
PSRI earnings	23,375	20,473
Interest, penalties and tax related to the IRS COLI settlement	(59,489)	—
Total continuing operations	575,898	568,681
Discontinued operations	1,449	3,073
GAAP earnings	$577,347	$571,754

As a result of the termination of the COLI program, Xcel Energy’s management believes that ongoing earnings provide a more meaningful comparison of earnings results between different periods in which the COLI program was in place and is more representative of Xcel Energy’s fundamental core earnings power.  Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, for reporting of results to the Board of Directors, in determining whether performance targets are met for performance-based compensation, and when communicating its earnings outlook to analysts and investors.

Note 8.  Xcel Energy Earnings Guidance

Xcel Energy’s 2008 diluted earnings per share and key assumptions are detailed in the following table.

2008 EPS Range
Utility operations	$1.61 - $1.71
Holding company financing costs and other	(0.16)
Xcel Energy earnings per share	$1.45 - $1.55

Key Assumptions for 2008:

•                  Normal weather patterns are experienced during the year.

•                  Regulatory approval of various riders associated with MERP, Minnesota and Colorado transmission and Minnesota renewable energy, which are expected to increase revenue by approximately $60 million to $70 million over 2007 levels.

•                  Reasonable regulatory outcomes in the New Mexico electric rate case, Texas electric rate case and North Dakota electric rate case.

•                  No material incremental accruals related to the SPS regulatory proceedings.

•                  Weather-adjusted retail electric utility sales grow by approximately 1.8 percent to 2.2 percent.

•                  Weather-adjusted retail firm natural gas sales grow by approximately 0.0 percent to 1.0 percent.

•                  Short-term wholesale and commodity trading margins are within a range of $20 million to $30 million.

•                  Capacity costs at NSP-Minnesota and SPS are projected to increase approximately $45 million to $55 million over 2007 levels.  We expect regulatory recovery of approximately $11 million of the increase of capacity costs at SPS.  Capacity costs at PSCo are recovered under the purchased capacity cost adjustment.

•                  Utility O&M expenses increase between 2 percent and 3 percent.

•                  Depreciation expense is projected to increase approximately $60 million to $70 million over 2007 levels.

•                  Interest expense increases approximately $25 million to $35 million over 2007 levels.

•                  Allowance for funds used during construction-equity increases approximately $35 million to $45 million over 2007 levels.

•                  An effective tax rate for continuing operations of approximately 32 percent to 35 percent.

•                  Average common stock and equivalents for diluted earnings per share calculations of approximately 438 million shares.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All amounts in thousands, except earnings per share

Three months ended Dec. 31,	2007	2006
Operating revenues:
Electric and natural gas utility and trading margins	$2,582,242	$2,452,307
Nonregulated and other	20,977	14,429
Total operating revenues	2,603,219	2,466,736

Income from continuing operations	134,969	96,758
Income (loss) from discontinued operations	(927)	960
Net income	134,042	97,718

Earnings available for common shareholders	132,982	96,658
Weighted average diluted common shares outstanding	434,009	431,156

Segments and Components of Earnings per Share — Diluted
Regulated utility segments — continuing operations	$0.34	$0.27
Holding company and other costs	(0.03)	(0.04)
Earnings per share - continuing operations	0.31	0.23

Discontinued operations	—	—

Total earnings per share	$0.31	$0.23

Twelve months ended Dec. 31,	2007	2006
Operating revenues:
Electric and natural gas utility and trading margins	$9,959,724	$9,764,017
Nonregulated and other	74,446	76,287
Total operating revenues	10,034,170	9,840,304

Income from continuing operations	575,899	568,681
Income from discontinued operations	1,449	3,073
Net income	577,348	571,754

Earnings available for common shareholders	573,107	567,513
Weighted average diluted common shares outstanding	433,131	429,605

Segments and Components of Earnings per Share — Diluted
Regulated utility segments — continuing operations	$1.47	$1.41
Holding company and other costs	(0.12)	(0.06)
Earnings per share - continuing operations	1.35	1.35

Discontinued operations	—	0.01

Total earnings per share	$1.35	$1.36

Book value per share	$14.70	$14.28